Exhibit T3B.129

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

EASTLAND HOLDING I, LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) is made and entered into as of the 16th day of November, 2005 by and between CBL & Associates Management, Inc., a Delaware corporation (“CBL Management”) and CBL & Associates Limited Partnership, a Delaware Limited Partnership (the “UpREIT”; together with CBL Management collectively herein referred to as the “Members” and each is sometimes separately referred to as a “Member”).

W I T N E S S E T H:

WHEREAS, Eastland Holding I, LLC (the “Company”) was formed as a limited liability company under and pursuant to the Act by the filing of Articles of Organization on November 4, 2005 (the “Articles of Organization”) and by execution of a Limited Liability Company Agreement of even date therewith (the “Original Agreement”) by those persons listed on Exhibit B attached thereto (the “Original Members”);

WHEREAS, on November 16, 2005, CBL Management contributed $60,221.12 to the Company in exchange for a [0.5%] membership interest in the Company;

WHEREAS, on November 16, 2005, each of the Original Members assigned their membership interests in the Company to the UpREIT;

WHEREAS, as a result of the above-referenced admission and assignments, the Company now has only two (2) Members;

WHEREAS, the Company was organized by the Original Members for the purpose of conducting the sole business activity of owning membership interests in Eastland Member, LLC, an Illinois limited liability company and the sole member of Eastland Mall, LLC (the “Borrower”), a Delaware limited liability company and the owner of that certain real estate and the improvements thereon located in Bloomington, Illinois and commonly known as “Eastland Mall” as more particularly described in Exhibit “A” attached hereto and made a part hereof (hereinafter referred to as the “Property”); and

WHEREAS, the Members desire to set forth in this Agreement rules, regulations, and provisions regarding the management of the business of the Company, the regulations of the affairs of the Company, the governance of the Company, the conduct of the Company’s business and the rights and privileges of the Member.

NOW, THEREFORE, the Members hereby amend and restate the Original Agreement in its entirety and otherwise agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used herein the following terms shall have the indicated meanings. Terms not otherwise defined herein shall have the meaning set forth in the Act.

“Act” means the Illinois Limited Liability Company Act in effect on the date hereof and as may be hereafter amended.

“Affiliate” means, as to any Member (or as to any other Person the affiliates of whom are relevant for purposes of any of the provisions of this Agreement), any Person controlled by, under common control with or controlling, directly or indirectly through one or more intermediaries, such Member or such other Person. As used in this definition, the verb “to control” means to possess, directly or indirectly, the power to direct or to cause the direction of management, policies or activities of a person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlling,” controlled by” and the noun “control” shall have correlative meanings.

“Agreement” means this Amended and Restated Limited Liability Company Agreement of the Company and as the same may be hereafter amended.

“Articles of Organization” shall have the meaning set forth in the recitals.

“Bankruptcy” means, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files any voluntary or involuntary bankruptcy, insolvency or reorganization petition, case or proceeding in bankruptcy, (iii) is adjudged as bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver, sequestrator, assignee, custodian, liquidator, or any similar official for such Person or of all or any substantial part of its properties, (vii) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, the proceeding has not been dismissed, or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated, (viii) institutes any proceedings under any applicable insolvency law, (ix) otherwise seeks any relief under any laws relating to relief from debts or protection of debtors,

(x) makes any assignment for the benefit of creditors, or (xi) takes any action in furtherance of any of the foregoing. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in the Act.

“Board of Managers” means the Board of Managers of the Company as set forth in Article VIII consisting of the Chief Manager, the Secretary and such other Managers as may be appointed pursuant to Article VIII.

“Borrower” shall have the meaning set forth in the recitals.

“Cash Flow of the Company” means the cash receipts generated from the ordinary day-to-day operations of the business of the Company and from all other sources available to the Company, including sales of assets and refinancings, without deduction of depreciation, cost recovery, and other non-cash charges, but after deductions for

(i) the payment or the accrual for payment, of all operating expenses, capital costs relating to the business of the Company and its assets including, without limitation, interest, amortization and other charges or provisions (i.e., escrows) pursuant to Company indebtedness, the cost of the Company’s tax returns, tax shelter registration and reporting costs, if any, filing fees and any fees, taxes or costs required to be paid by the Company to maintain its existence as a valid business enterprise in good standing in the State of Illinois;

(ii) provisions for the reasonable current and future working capital requirements of the Company or for the preservation of the Company assets, as determined by the Board of Managers; and

(iii) other reserves which, in the reasonable discretion of the Board of Managers, are necessary for the operation of the Company’s business.

“CBL Management” shall have the meaning set forth in the preamble.

“Chief Manager” means CBL & Associates Limited Partnership, or its successor as appointed pursuant to Article VIII.

“Code” means the Internal Revenue Code of 1986, as may be hereafter amended.

“Company” means Eastland Holding I, LLC, the Illinois limited liability company formed by the Original Member.

“Control” means, as to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of such Person, whether through ownership of voting securities, by contract or otherwise.

“Manager(s)” means the members of the Company’s Board of Managers as described in Article VIII consisting of the Chief Manager, the Secretary and/or any subsequent or additional Manager as may he elected by the Member. Each Manager is hereby designated as a “manager” of the Company within the meaning of the Act.

“Members” means CBL Manager and the UpREIT, and includes any Person admitted as an additional member of the Company or a substitute member of the Company pursuant to the provisions of this Agreement, each in its capacity as a member of the Company.

“Membership Interest” means a Member’s entire limited liability company interest in the Company.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.

“Property” shall have the meaning set forth in the recitals.

“Treasury Regulations” mean the regulations and all amendments thereto issued by the U. S. Treasury Department in interpretation of the Code.

“UpREIT” shall have the meaning set forth in the preamble.

ARTICLE II

FORMATION

2.1 Formation. The Members hereby acknowledge formation of the Company by the filing of the Articles of Organization of the Company with the Secretary of State of the State of Illinois. The Members were admitted to the Company as members of the Company upon execution of a counterpart signature page to this Agreement. The existence of the Company as a separate legal entity shall continue until cancellation of the Articles of Organization as provided in the Act.

2.2 Name. The name of the Company shall be Eastland Holding I, LLC. The Company may adopt and conduct its business under such assumed or trade names as the Board of Managers may from time to time determine. The Company shall file any assumed or fictitious name certificates as may be required to conduct business in any state.

2.3 Intentionally Omitted.

2.4 Limited Liability Company Agreement. The Members hereby state that except as otherwise required by the Act, the Company shall be operated subject to the terms and conditions of this Agreement.

2.5 Offices. The principal executive office of the Company shall be 2030 Hamilton Place Boulevard, CBL Center, Suite 500, Chattanooga, Tennessee 37421. The business of the Company may also be conducted at such other or additional place or places or offices as may hereafter be designated by the Board of Managers.

ARTICLE III

PURPOSE AND POWER

3.1 Purpose. Notwithstanding anything to the contrary in this Agreement or in any other document governing the formation, management or operation of the Company, the purposes for which the Company is formed are for owning membership interests in Eastland Member, LLC and engaging in any other lawful act or activity and exercising any powers permitted to limited liability companies organized under the laws of the State of Illinois.

3.2 Powers. In furtherance of the foregoing purposes, the Company shall have the full power and authority to conduct its business as provided by this Agreement, the Act and applicable law.

ARTICLE IV

PERCENTAGE INTEREST AND CAPITAL

4.1 Capital Contributions. Each Member has made a contribution to the capital of the Company of the Property and cash or agreed value of other property or services contributed in the amount set forth on Exhibit “B” attached hereto. The Members are not required to make any additional capital contribution to the Company.

4.2 Capital Accounts. The Company will maintain for each Member an account designated as his/her/its “Capital Account” in accordance with Treasury Regulations Section 1.704-1(b).

ARTICLE V

CASH FLOW

5.1 Cash Flow Distributions. The Cash Flow of the Company, if any, shall be distributed to the Members subject to any limitations on the Company’s ability to make distributions imposed by the Company’s lender or by applicable law. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Members on account of its interest in the Company if such distribution would violate the Act or any other applicable law.

ARTICLE VI

MEMBERS, MEMBER MEETINGS, AND VOTING RIGHTS

6.1 Admission of Additional Members and Transfers of Indirect Interests. No other Person shall be admitted to the Company as a member of the Company without the unanimous consent of the Members existing at the time such membership decision is to be made. The Board of Managers shall revise Exhibit “B” attached hereto to reflect the admission of new Members.

6.2. Assignments. Subject to Section 6.1, a Member may assign its limited liability company interest in the Company. If such Member transfers its limited liability company interest in the Company pursuant to this Section 6.2, the transferee shall be admitted to the Company as a member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. If a Member transfers all of its limited liability company interest pursuant to this Section 6.2, such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Member shall cease to be a member of the Company.

6.3 Intentionally Omitted.

6.4 Intentionally Omitted.

6.5 Meetings. Meetings of the Members may be called by the Board of Managers or any Member by giving written notice to all Members, stating the date, the time, the place and the purpose(s) of the meeting. Any such meetings shall be held at the principal executive office of the Company, or such other place as may be designated in the notice. Such notice must be given no fewer than ten (10) days nor more than two (2) months before the meeting date.

6.6 Quorum Requirements for Meetings. The Members holding a majority of the total voting power of Members entitled to vote at any meeting shall constitute a quorum for the transaction of business. Once a Membership Interest is represented at any meeting, it is deemed to be present for the remainder of that meeting and for any adjournment unless a new record date is or must be set for that adjourned meeting. A meeting may be adjourned and notice of any adjourned meeting is not necessary if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken.

6.7 Voting, Each Member shall have voting power proportionate to his/her/its Membership Interest. Except as otherwise expressly provided in this Agreement, the Members shall only be entitled to vote on the selection of members of the Board of Managers. Unless otherwise provided by law or this Agreement, action on a matter (other than the election of Managers) by Members at a meeting at which a quorum is present is approved if the votes cast favoring the action exceed the votes cast opposing the action. Managers shall be elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

6.8 Action Without a Meeting. Action required or permitted to be taken at a meeting of the Members may be taken in lieu of a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by the Members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all members entitled to vote thereon were present and voted. Such action by written consent in lieu of a meeting shall be delivered to the Board of Managers of the Company for filing with the Company records or as otherwise permitted by law.

ARTICLE VII

MANAGEMENT

7.1 Management Company. The overall management of the business and affairs of the Company and all decisions with respect to the management of the Company shall be vested in the Board of Managers.

7.2 Borrowing. The Company may borrow for Company purposes from any source upon such terms and conditions as the Board of Managers may reasonably determine as set forth in Article VIII. Upon such approval by the Board of Managers, any Manager shall be and hereby is empowered to execute and deliver on behalf of the Company any and all promissory notes, security agreements, deeds of trust and other documents and instruments required by the lender in connection therewith.

ARTICLE VIII

BOARD OF MANAGERS

8.1 Election, Withdrawal and Removal of Managers. The Company shall at all times have a Board of Managers consisting of at least two (2) Managers. The Members may at any time, (i) elect new, additional or substitute Managers; (ii) with our without cause, remove any one (1) or more of the Managers; and (iii) eliminate any Manager position. Any Manager may, at any time and upon thirty (30) days prior written notice to the Members, resign as a Manager, but such resignation shall not affect his/her/its status as a Member, if any.

8.2 Authority of Board of Manners. Unless otherwise specifically stated herein, all decisions relating to the operation and management of the Company and its assets and affairs shall he made by the majority vote of the Board of Managers of the Company.

8.3 Intentionally Omitted.

8.4 Compensation of Managers. Except as may be expressly provided for herein or hereafter approved by the Board of Managers, no payment will be made by the Company to any Manager for the services of such Manager or any partner or employee of the Manager.

8.5 Conflict of Interest Transaction. A contract or transaction between the Company and a Manager in which the Manager has a direct or indirect interest is not voidable by the Company solely because of the Manager’s interest in the contract or transaction, if the material facts of the transaction and the Manager’s interests are disclosed or known to the Company and the transaction is authorized, approved or ratified by the Board of Managers or if the transaction is fair to the Company.

8.6 Other Interests. Notwithstanding any duty otherwise existing at law or in equity, any Manager or member of the Company may engage in other business, including business of a nature which is the same as or similar to the business of the Company, without any duty or obligation to account to the Company in connection therewith.

8.7 Standard of Conduct. Notwithstanding any duty otherwise existing at law or in equity, a Manager shall discharge the duties of his/her/its office in good faith, in a manner the Manager reasonably believes to be in the best interests of the Company, and with the care an ordinarily prudent person in a like position would exercise under similar circumstances.

ARTICLE IX

INTENTIONALLY OMITTED

ARTICLE X

FISCAL MATTERS

10.1 Books and Records. Full and accurate books and records of the Company (including, without limitation, all information and records required by the Act) shall be maintained at its principal executive office showing all receipts and expenditures, assets and liabilities, profits and losses, and all other records necessary for recording the Company’s business and affairs.

10.2 Fiscal Year. The fiscal year of the Company shall end on December 31 of each year.

ARTICLE XI

DISSOLUTION

11.1 Dissolution. The Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the business of the Company is continued in a manner permitted by this Agreement or the Act, (ii) the entry of a decree of judicial dissolution under the Act or (iii) December 31, 2055. Upon the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company, to the full extent permitted by law, the Company shall be continued in a manner permitted by this Agreement or the Act.

Notwithstanding any other provision of this Agreement, the Bankruptcy of the Member or any other member of the Company shall not cause such member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution. Additionally, the Member waives any right it might have to agree in writing to dissolve the Company upon the Bankruptcy of the Member, or the occurrence of an event that causes the Member to cease to be a member of the Company.

Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company or that causes the Member to cease to be a member of the Company (other than upon continuation of the Company without dissolution upon (i) an assignment by the Member of all of its limited liability company interest in the Company and the admission of the transferee pursuant to Sections 6.2 and 6.1 or (ii) the resignation of the Member and the admission of an additional member of the Company pursuant to Sections 6.3 and 6.1), to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the date of the occurrence of the event that terminated the continued membership of such member in the Company.

11.2 Winding Up; Cancellation of Articles of Organization. In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in the Act. The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company shall have been distributed to the Member in the manner provided for in this Agreement and (ii) the Articles of Organization shall have been canceled in the manner required by the Act.

ARTICLE XII

GENERAL PROVISIONS

12.1 Notices. All notices, consents, waivers, directions, requests, votes or other instruments or communications provided for under this Agreement shall be in writing, signed by the party giving the same, and shall be deemed properly given three (3) business days after mailing if sent by registered or certified United States mail, postage prepaid, addressed;

(a) in the case of the Company, to the address set forth in Section 2.5;

(b) in the case of any Member, to the address set forth on Exhibit “B”; or to such address as any party may specify in writing to the other parties.

12.2 Intentionally Omitted.

12.3 Applicable Law. This Agreement and the rights of the Members and Managers shall be governed by and construed and enforced in accordance with the laws of the State of Illinois (without regard to conflict of laws principles).

12.4 Severability. In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and any other application thereof shall not in any way be affected or impaired thereby.

12.5 Binding Effect. Except as herein otherwise provided to the contrary, this Agreement shall be binding upon, and inure to the benefit of, the Members and their respective heirs, executors, administrators, successors, transferees and assigns.

12.6 Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine, or neuter gender, shall include all other genders; and the singular shall include the plural, and vice versa. Titles of Articles and Sections are for convenience only and neither limit nor amplify the provisions of this Agreement itself.

12.7 Amendment. This Agreement may be amended, modified or supplemented only by a writing executed by each of the Members. Notwithstanding the preceding statements, the Board of Managers is hereby authorized and directed to amend Exhibit “B” and/or “C” to reflect changes in the information set forth on Exhibit “B” and/or “C”.

12.8 Waiver of Partition; Nature of Interest. To the fullest extent permitted by law, each Member hereby irrevocably waives any right or power that such Person might have to cause the Company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company. The Members shall not have any interest in any specific assets of the Company, and the Members shall not have the status of a creditor with respect to any distribution pursuant to Section 12.11 hereof. The interest of the Members in the Company is personal property.

12.9 Benefits of Agreement; No Third-Party Rights. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of the Members, and nothing in this Agreement shall be deemed to create any right in any Person not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person.

12.10 Indemnification. The Company shall be authorized and shall indemnify the Members and the Managers pursuant to, in accordance with and to the extent allowed under the Act and other applicable law.

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IN WITNESS WHEREOF, this Agreement is executed effective as of the date first set forth above.

MEMBERS:

CBL & ASSOCIATES MANAGEMENT, INC.,
a Delaware corporation

By:	/s/ John N. Foy
Name:	John N. Foy
Title:	Vice Chairman of the Board and Chief Financial Officer

CBL & ASSOCIATES LIMITED PARTNERSHIP,
a Delaware limited partnership

By:	CBL Holdings I, Inc., its general partner
By:	/s/ John N. Foy
Name:	John N. Foy
Title:	Vice Chairman of the Board and Chief Financial Officer

EXHIBIT “A”

TO

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

EASTLAND HOLDING I, LLC

Those certain tracts or parcels of land located in Bloomington, Illinois and the improvements thereon constituting a regional mall commonly known as ‘Eastland Mall.”

EXHIBIT “B”

TO

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

EASTLAND HOLDING I, LLC

Members

Name, Address	Percentage Interest	Cash Contributed or Agreed Value of Other Property or Services
CBL & Associates Management, Inc.
CBL Center, Suite 500	0.05%	$60,221.12
2030 Hamilton Place Boulevard
Chattanooga, Tennessee 37421

CBL & Associates Limited Partnership
CBL Center, Suite 500	99.5%	$12,044,241.69
2030 Hamilton Place Boulevard
Chattanooga, Tennessee 37421

EXHIBIT “C”

TO

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

EASTLAND HOLDING I, LLC

Managers

Chief Manager:	CBL & Associates Limited Partnership

Secretary	CBL Holdings I, Inc.